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Visual Networks                          Visual Networks
Angela Tandy                             Mara G. Radis
Director, Investor Relations             Director, Public Relations
301.296.2741                             301.296.2728
atandy@visualnetworks.com                mradis@visualnetworks.com
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                    VISUAL NETWORKS ANNOUNCES ADJUSTMENTS TO
                    FIRST AND SECOND QUARTER RESULTS FOR 2002

           Earnings Per Share Remains Unchanged for First Half of 2002

                     Management Certifies Financial Results

ROCKVILLE, MD, August 19, 2002 - Visual Networks(R) (NASDAQ:VNWK), a leading provider of performance management solutions for communications networks and services, today announced that it has made adjustments to its first and second quarter 2002 financial results. Accordingly, the company has filed an amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2002, as well as its quarterly report on Form 10-Q for the quarter ended June 30, 2002.

"During a routine review it was discovered that first and second quarter deferred maintenance was recorded incorrectly," said Elton King, Visual Networks' president and chief executive officer. "The discovery of this clerical error was immediately brought to the attention of executive management and the board of directors. Although the clerical error resulted in a relatively minor change to our full six months results, we believe that the appropriate action is to adjust the results for the first and second quarters of 2002 in order to ensure we are presenting the most accurate financial information possible."

This adjustment results in a $197,000 reduction in revenue and corresponding net income for the three months ended March 31, 2002. Revenue for this period is now $16.8 million versus the previously reported $17.0 million. Net income changes to $681,000, or $0.02 per share, versus previously reported net income of $878,000, or $0.03 per share.

The adjustment also resulted in an increase in revenue for the three months ended June 30, 2002, of $393,000 to $15.2 million versus the previously reported $14.8 million. Based on subsequent information, including the WorldCom bankruptcy, the allowance for bad debts has been increased by an additional $200,000, bringing the total bad debt allowance to $1.1 million as of June 30, 2002. Net income for this period increased to $815,000, or $0.03 per share versus the $622,000 or $0.02 per share previously reported. Overall net income for the six months ended June 30, 2002 was $1.5 million, and earnings per share of $0.05 remains unchanged.

Visual Networks' Form 10-Q for the quarter ended June 30, 2002 and form 10-Q/A for the quarter ended June 30, 2002 were accompanied by certifications from its Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of The Sarbanes-Oxley Act of 2002. The full text of these certifications is included with a Form 8-K filed today with the SEC and available on www.sec.gov and posted on the company's website, www.visualnetworks.com.

Conference Call Details

In conjunction with this announcement, Visual Networks' management will host a conference call with investors and financial analysts today at 5:00 p.m. (ET). To participate in the teleconference,


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please call (913) 981-5522. Additionally a live web cast will be available at
Visual Networks' web site at visit http://www.visualnetworks.com. Windows Media Player is required to hear the event.

An automatic playback of the call will be available from approximately 7:00 p.m.
(ET) on Monday, August 19, 2002 through 8:00 p.m. on Wednesday, August 21, 2002. The code to access the replay is 322799. Additionally, the conference call will be archived on the Investor Relations' section of Visual Networks' web site at visit http://www.visualnetworks.com.

About Visual Networks

Visual Networks has the broadest suite of proven performance management solutions for public and private communications networks and services. To find out how the world's leading service providers and enterprises are using Visual Networks' products to increase network reliability and revenues and dramatically reduce operational expenses and lower their total cost of ownership, visit http://www.visualnetworks.com or call 1-800-240-4010 for sales information.

Note To Investors

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Visual Networks and its subsidiaries. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

Visual Networks assumes no obligation to update the information contained in this press release. Visual Networks' future results may be impacted by risks associated with its accumulated deficit, its dependence upon network service providers, its dependence on its sole-source subcontract manufacturer, substantial fixed operating costs, possible substantial dilution to its common stock holders, its dependence on sales to key customers, its failure to maintain the Nasdaq listing requirements, the triggering of the early repayment of its debentures, the downturn in the telecommunications industry, its long sales cycle, improvements to the infrastructure of the Internet, rapid technological change and the emerging services market, growing competition from several market segments, errors in its products, its dependence upon sole and limited source suppliers and fluctuations in component pricing, claims of patent infringement by third parties, its failure to protect its intellectual property rights, its dependence upon key employees, its ability to retain employees, the defense of several purported class action lawsuits, future acquisitions, and its anti-takeover protections. Visual Networks' future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Qs and its Annual Report on Form 10-K.